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                                                                      EXHIBIT 11


                           MONARCH DENTAL CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)



                                                                        THREE MONTHS ENDED MARCH 31,
                                                                        ----------------------------
                                                                          2001                2000
                                                                        --------            --------
Net income                                                              $    401            $  1,461
                                                                        ========            ========


Weighted average common shares outstanding                                12,960              12,838
Weighted average common equivalent shares outstanding                        391                 474
                                                                        --------            --------
Weighted average common and common equivalent shares outstanding          13,351              13,312
                                                                        ========            ========


NET INCOME PER COMMON SHARE:

Net income                                                              $   0.03            $   0.11
                                                                        ========            ========


NET INCOME PER COMMON SHARE - ASSUMING DILUTION:

Net income                                                              $   0.03            $   0.11
                                                                        ========            ========